UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

INVENTRUST PROPERTIES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

For the Annual Meeting of Stockholders to be held on May 5, 2022

Re: Proposal 1 – Election of Directors

April 28, 2022

Dear InvenTrust Stockholder:

At InvenTrust Properties Corp.’s (the “Company”) 2022 Annual Stockholder Meeting, our stockholders will vote for the election of the Company’s Board of Directors (the “Board”). Our Board has recommended that the stockholders vote for each of the incumbent directors, per the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 2, 2022.

Institutional Shareholder Services (“ISS”) has recommended that stockholders withhold their vote for many of the Company’s directors due to the implementation of the Company’s reverse stock split of its common stock on August 5, 2021, without a proportionate reduction in authorized shares of common stock. The reverse stock split was an important and necessary element for the Company to successfully execute our listing on the New York Stock Exchange in October of 2021. In consultation with our advisors, we did not see a substantive business rationale in making any adjustments to the authorized shares. Further, in order to not artificially benefit our employees, the Company did proportionately reduce the authorized shares of common stock reserved for its employee Incentive Award Plan.

After further discussion with our stockholders, and continued discussion with our advisors, on April 28, 2022, the Board approved an amendment to our charter reducing the authorized shares of common stock, from 1,460,000,000 to 146,000,000. The amendment was filed following such approval and became effective upon filing. We believe that this amendment satisfies ISS’s concerns regarding our number of authorized shares. We encourage stockholders to vote FOR each of the directors presented in the Proxy Statement.